January 3, 2011

Michael K. Clark

157 Beach 135 Street

Belle Harbor, NY 11694

Dear Mr. Clark:

This letter agreement relating to your services as a director and Chairman of the Board of World Surveillance Group Inc. (the “Company”) supercedes your agreement dated June 23, 2010 with the Company and any other agreements of any nature, whether written or oral, regarding the subject matter herein, which prior agreements are hereby terminated and of no further force or effect.

As compensation for your services as a director and Chairman of the Board of the Company since June 23, 2010, you have received the following: 5,000,000 shares of common stock, par value $0.00001 per share, of the Company (the “Common Stock”) with no vesting restrictions, a bonus for 2010 in the form of a fully vested option to acquire 1,000,000 shares of Common Stock at an exercise price of $0.075, and a performance based option to acquire 4,000,000 shares of Common Stock at an exercise price of $0.075, 60% of which is currently vested.

You and the Company hereby agree to cancel and terminate your Non-Qualified Stock Option Agreement dated March 30, 2011 for 4,000,000 shares of Common Stock, such that as of the date hereof it shall no longer have any force or effect. You shall receive 2,000,000 fully paid and non-assessable shares of Common Stock, such shares to be subject to the restrictions of Rule 144 promulgated pursuant to the Securities Act. The Company shall issue written instructions to its transfer agent promptly following execution of this letter agreement, but in any event within ten (10) days thereafter, for the issuance of such shares. You will be eligible for a performance bonus equal to 1,000,000 fully paid and non-assessable shares of Common Stock, such shares to be subject to the restrictions of Rule 144 promulgated pursuant to the Securities Act, upon the completion of each of the following five milestones for a total potential bonus of 5,000,000 shares of Common Stock:

•	The closing of a financing of at least $1.0 million;
•	The date of the successful testing of the Argus One airship at the Yuma Proving Grounds or the Nevada Test Site;
•	The signing of a contract by GTC for the construction of a satellite ground station;
•	The signing of a $500,000 contract by GTC for tracking and messaging services; and
•	The signing of a memorandum of understanding with Oklahoma State University – University Multispectral Laboratories.

The above compensation does not take into account the shares of Common Stock you received in connection with any of your investments in the Company. Your investment support of the Company has been greatly appreciated.

State Road 405, Building M6-306A, Room 1400, Kennedy Space Center, FL 32815

(p) 321-452-3545 (f) 321-452-8965

As compensation for your continued services as a director and Chairman of the Board, the Company shall issue you 500,000 fully paid and non-assessable shares of Common Stock, such shares to be subject to the restrictions of Rule 144 promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”), per fiscal quarter of service retroactive to the third fiscal quarter of 2011. Beginning after the execution of this letter agreement, the Company shall issue written instructions to its transfer agent within ten (10) days following the end of each quarter for the issuance of such shares. At your request, the Company will assist you in getting Rule 144 opinions in compliance with the securities laws.

In addition, beginning in the first fiscal quarter of 2012, you will be eligible for a performance bonus equal to an additional 500,000 fully paid and non-assessable shares of Common Stock, such shares to be subject to the restrictions of Rule 144 promulgated pursuant to the Securities Act, per fiscal quarter if either (i) the Company’s Common Stock price (as quoted on the OTCBB) hits the following targets: On March 30, 2012 - $0.108; on June 30, 2012 - $0.119; and on September 30, 2012 - $0.131, or (ii) the average closing price of the Company’s Common Stock (as quoted on the OTCBB) during the corresponding quarter equals the following targets: for the quarter ended March 30, 2012 - $0.108; for the quarter ended June 30, 2012 - $0.119; and for the quarter ended September 30, 2012 - $0.131. If any such date is one on which the Common Stock is not quoted on the OTCBB, then the target date shall be the next day on which the Common Stock is so quoted. The Board of the Company intends to re-evaluate Board compensation after twelve months.

You are a Class II Director whose term shall expire at the 2012 Annual Meeting of Stockholders of the Company, unless reelected as a director by the shareholders of the Company at that time. We plan on having at least monthly Board meetings, some of which will be in person and others to be telephonic. All of your travel and accommodation expenses reasonably incurred in connection with in-person Board meetings will be reimbursed by the Company.

The Company does not yet have Directors and Officers liability insurance but intends to attempt to get such insurance as soon as it is reasonably and commercially able to do so. The Company intends to use its commercially reasonable efforts to protect its Directors and Officers from liabilities arising as a direct result of their service to the Company in such capacities.

Attached for your review, please find copies of the Company’s Insider Trading Policy, Code of Ethics and Business Conduct, and Related Party Transaction Policy, which as a director of the Company you will be subject to. As the Company is publicly traded, you will also be subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) which requires, among other things, you to file Forms 3, 4 and 5s and comply with the short-swing profit rules – attached is a brief memo that discusses such rules. In light of the foregoing, you agree to notify the Company simultaneously with any sales, dispositions, transfers, acquisitions or other changes in your ownership of the Company’s securities. Please do not hesitate to contact me or our General Counsel, Barbara Johnson, if you have any questions.

You acknowledge that you (a) understand the requirements of and the general terms under which you will serve as a director of the Company, (b) understand that as a director you will have a fiduciary duty to the Company and agree that you will at all times act in the Company’s best interests while acting in your capacity as a director of the Company, (c) will do your best to attend Board meetings and any meetings of committees of which you are then a member, (d) have read and will adhere to the Company’s Insider Trading Policy, Code of Ethics and Business Conduct, and Related Party Transaction Policy, (e) will comply with all applicable state and federal laws and regulations, including Sections 10 and 16 of the Exchange Act and the rules promulgated thereunder, (f) will act in accordance with the Company’s Restated Certificate of Incorporation and Amended and Restated By-Laws, as both may be amended from time to time, and the corporate law of the State of Delaware, (g) agree to hold all information and Board materials supplied to you regarding the Company in the strictest confidence and to not disclose such information or materials to any third party or use such information or materials other than in your capacity as a member of the Board of Directors of the Company, and (h) have no agreement which would be violated by your service as a director of the Company and you agree not to enter into any agreement while you are a director that creates a conflict of interest with this letter agreement.

If you are in agreement with these terms, I would appreciate it if you would execute two original copies of this letter agreement, which will also reflect your receipt and understanding of your obligations pursuant to the above identified policies and rules. Please keep one copy of the letter agreement for your records, and return the other copy of the letter agreement to Barbara Johnson.

We very much look forward to continuing to work with you.

Very Truly Yours,

World Surveillance Group Inc.

By:_/s/ Glenn D. Estrella

Glenn D. Estrella

President and CEO

Accepted and Agreed,

/s/ Michael K. Clark
Michael K. Clark